Exhibit 7

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S E-MAIL

(202) 274-2001	jgorman@luselaw.com

October 28, 2009

Phillip M. Goldberg, Esq.
Foley & Lardner LLP
32lNorth Clark Street
Chicago, Illinois 60610

Dear Mr. Goldberg:

As counsel to Magyar Bancorp, Inc. (the “Company”), I am responding to your letter dated October 21, 2009 regarding the demand (the “Demand”) by Financial Edge Fund, LP (“Financial Edge”), a purported stockholder of the Company, that the Company provide Financial Edge with certain books and records pursuant to Section 220 of the Delaware General Corporation Law (“Section 220”).

Section 220 sets forth the procedure that a stockholder must follow to be entitled to inspect and copy a corporation’s books and records. Section 220 provides that if a stockholder is not a record owner of stock in a corporation, the demand must be accompanied by documentary evidence of beneficial ownership of stock, and must state that such documentary evidence is a true and correct copy of what it purports to be. Delaware case law is clear that the express requirements of Section 220 are applied strictly. See Mattes v. Checkers Drive-In Rests., Inc., 2000 WL 1800126 (Del. Ch. Nov. 15, 2000).

Financial Edge is not a record owner of stock in the Company. Financial Edge and you cite to a Schedule 13D filed by PL Capital Group as documentary evidence of Financial Edge’s beneficial ownership of common stock in the Company. We do not believe that the Schedule l3D is sufficient documentary evidence of beneficial ownership for purposes of Section 220, and in this regard we note that the Schedule 13D does not include any further documentary evidence of beneficial ownership, other than declarations contained therein, and that it in fact refers to Financial Edge having “shared” voting and dispositive power with respect to shares.

If Financial Edge submits a Section 220 demand that includes the required documentary evidence of beneficial ownership (e.g., a brokerage statement indicating Financial Edge’s beneficial ownership of Company shares), the Company will respond appropriately. However, we do not concede that the Company must provide any particular item listed in the Demand even if the defect in documentation discussed above is cured. I look forward to a prompt resolution of this matter.

Sincerely,

/s/ John J. Gorman
John J. Gorman